United States securities and exchange commission logo





                     October 30, 2023

       David Williams
       Executive Vice President and Chief Financial Officer
       CHEMED CORP
       255 E. Fifth Street, Suite 2600
       Cincinnati, Ohio 45202

                                                        Re: CHEMED CORP
                                                            Form 10-K for
Fiscal Year Ended December 31, 2022
                                                            Filed February 27,
2023
                                                            File No. 001-08351

       Dear David Williams:

              We have completed our review of your filing. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.




                     Sincerely,


                     Division of Corporation Finance

                     Office of Industrial Applications and

                     Services